EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

NOTICE TO STOCKHOLDERS DATED DECEMBER 12, 2008

December 12, 2008

Dear NTS Mortgage Income Fund Stockholder:

        We are writing to report on certain changes disclosed in the Fund’s financial statements for the quarter ending September 30, 2008, to provide an update on the status of the Fund’s mortgage loan and to advise you of the adoption of a Plan of Dissolution and Liquidation (the “Liquidation Plan”) by the Fund’s Board of Directors. The financial statements were filed with the Securities and Exchange Commission (“SEC”) on November 19, 2008. The Plan was approved by the Board on December 10, 2008. Both are available on the Fund’s website www.ntsdevelopment.com.

      Financial Statements as of September 30, 2008

        As we have previously reported, management has been examining the impact of the Fund’s lack of lot sales and the continued decline in the residential real estate values on the property inventory value reported in its financial statements and, particularly, whether a reduction in inventory values was necessary. Under the Fund’s current accounting methods, its inventory is reported at the lower of its cost or fair value. Given the long-term nature of land development and changing local and national economic factors, among other things, estimates used in determining the reported value of the Fund’s inventory can fluctuate significantly over time. The accounting method in effect at September 30, 2008, however, only permits decreases in those values to be recorded when expected values change.

        After discussions with the Fund’s independent real estate advisor, it was determined that the Fund’s carrying value for the Fawn Lake development and Fawn Lake Country Club exceeded management’s expectations of future sales values. An impairment charge (i.e., reduction in the reported financial statement value for each) was recorded at September 30, 2008. Specifically, the Fund’s land inventory value at Fawn Lake was reduced by $17.8 million and Fawn Lake Country Club’s value was reduced by $2.6 million. These valuation changes are discussed at notes 6 and 8 to the financial statements, and in the management discussion and analysis section entitled “critical accounting policies” in the Fund’s most recent quarterly report on Form 10-Q, which was filed with the SEC on November 19, 2008.

        The Fund, consistent with its organizational documents, intends to file for dissolution on or before December 31, 2008. This filing will result in a change in the Fund’s financial reporting. The Fund will change from “going concern” to “liquidation” accounting. Under liquidation accounting, the Fund will report the value of its assets based on their “net realized amount” and liabilities at their “estimated settlement amount.” The result of these calculations will be an estimated liquidation value for the Fund. The change to liquidation accounting may result in changes in the value of the Fund’s inventory when the December 31, 2008 financial statements are prepared, and in periods thereafter.

        For a complete understanding of the Fund’s financial condition, current operations and its accounting practices we strongly encourage you to review the Fund’s financial statements and accompanying notes in their entirety. This letter is not a substitute for such a review.

      National City Bank Mortgage Loan

        As previously reported, the Fund was required by December 1, 2008, to make a $2.4 million principal repayment on its existing mortgage loan with National City Bank. The Fund was able to enter into a modification of the obligation which reduces the amount of the principal repayment due on December 1st to $400,000, with the remaining $2 million repayment extended until April 1, 2009. The Fund was able to satisfy the $400,000 repayment on December 1st by borrowing that amount from NTS Financial Partnership pursuant to a promissory note due on December 31, 2008. Management is exploring various options to obtain the funds necessary for the additional payment due National City Bank on April 1, 2009 and the Fund is in negotiations with NTS Development and its affiliates for an extension of all of the monies due them, including this promissory note, on December 31, 2008. There is no assurance, however, that the Fund will be able to make the additional principal payment due National City Bank in order to avoid a default on its mortgage note or to extend its obligations due NTS Development and its affiliates. Further information on these transactions is available in Form 8-Ks filed by the Fund with the SEC on November 26 and December 2, 2008.

      Plan of Dissolution and Liquidation

        The Liquidation Plan provides for the dissolution of the Fund by year-end and establishes the procedural framework for the Fund’s orderly liquidation process. The Fund will file the necessary forms to formally dissolve by the end of 2008. Thereafter, the Fund will continue the process of liquidating its assets, and, after payment of its outstanding obligations, will issue liquidating distributions to its stockholders.

        The Fund’s primary remaining asset is its interest in the Fawn Lake development located near Fredericksburg, Virginia. Prior to the issuance of final distributions to its stockholders, the Fund will need to liquidate its investment in the Fawn Lake development. As we have previously reported, the residential real estate market downturn has adversely impacted the sales at Fawn Lake. Thus, the Fund’s independent real estate advisor’s analysis indicates, at this time, that continuing the Fund’s development activities at Fawn Lake through the liquidation period is the most financially-beneficial plan for the Fund. That is, the advisor anticipates the Fawn Lake development likely will be worth more in the future than today, even with the carrying costs which will likely be incurred during the interim. Accordingly, we currently anticipate continuing development operations at Fawn Lake following the filing for dissolution rather than attempting an immediate sale.

        We anticipate providing further information on the Fund’s liquidation process in early 2009 as we begin implementation of the Liquidation Plan. In the meantime, further information regarding the Fund can be obtained on its website www.ntsdevelopment.com. Available on the website, free of charge, is the Fund’s quarterly and annual reports along with other information on the Fund. If you have further questions, you may also contact the Fund’s Investor Services Department at 1-800-928-1492.

Very truly yours, NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward-looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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